Exhibit 99.1

14040 Park Center Road, Suite 210, Herndon, VA 20171;
703-674-5500; Fax 703-674-5506
E-mail: info@steelcloud.com

For investor or marketing information contact: William D. Hughes at 703-674-5560, whughes@steelcloud.com.
For financial information please access our web site at www.steelcloud.com

PRESS RELEASE
For Immediate Distribution

SteelCloud announces Robert Richmond will complete his one year service agreement on September 18, 2007

Herndon, VA—July 20, 2007--SteelCloud, Inc. (Nasdaq: SCLD), a leading engineering and manufacturing integrator of network centric and embedded computing solutions today announced that Chief Operating Officer Robert Richmond notified the Company that he will complete his one year service prior to his acceptance of a new career opportunity on September 18, 2007. The Company employed Mr. Richmond last September to assist with its corporate restructuring and turnaround initiatives. Those initiatives are nearly complete as the Company remains on plan to return to profitability during its fourth quarter. The Company has no immediate plans to fill this position as his duties will be assumed by the CEO.
"Over the past year Bob has made tremendous contributions to the turnaround of SteelCloud. He has implemented an operational framework that we believe will allow us to grow to our forecasted levels over the next few years" said Clifton W. Sink, SteelCloud President & CEO. "Bob provided that additional executive level bandwidth and expertise during our most critical phase. We thank him for his hard work, dedication and contributions during the last year and wish him all the best in his new endeavor. We have nearly two months before his departure which provides us the time necessary to implement a smooth transition with no interruptions to our operations."
About SteelCloud
SteelCloud is an engineering and manufacturing integrator specializing in network centric and embedded computing solutions for the federal government and independent software vendors. The Company designs and manufactures specialized servers and appliances for federal integrators, software vendors and volume users. For both the government and commercial markets the Company delivers integration services and software focused on service desk, risk management and network management solutions. The Company’s ISO 9001:2000 certified Quality Management System provides procedures for continuous quality improvement in all aspects of its business.
Over its nearly 20-year history, SteelCloud has won numerous awards for technical excellence and customer satisfaction. SteelCloud can be reached at 703-674-5500. Additional information is available at www.steelcloud.com.
"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain personnel, including key sales and management personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q; and any reports on Form 8K. SteelCloud takes no obligation to update or correct forward-looking statements.